                                                                    Exhibit 10.1

                               TRANSFER AGREEMENT

                                     BETWEEN

                            UCAR CARBON COMPANY INC.

                                   TRANSFEROR

                                       AND

                              UCAR GRAPH-TECH INC.

                                   TRANSFEREE

                                 JANUARY 1, 2000

                                TABLE OF CONTENTS


                                                                            Page

                                                                        ----
ARTICLE     1.    TRANSFER OF ASSETS AND SHARES
                  AND ASSUMPTION OF LIABILITIES                           2
            1.1   Transfer of Assets                                      2
            1.2   Excluded Assets                                         4
            1.3   Other Transactions                                      5
            1.4   Assignment of Assets                                    5
            1.5   Obtaining Permits and Licenses                          7

ARTICLE     2.    CAPITALIZATION AND PAYMENT                              8
            2.1   Capitalization                                          9
            2.2   Valuation                                               9

ARTICLE     3.    LIABILITIES, OBLIGATIONS, AND
                  INDEMNITIES                                             9
            3.1   Liabilities of Transferor and Indemnification           9
            3.2   Liabilities of Transferee and Indemnification          11
            3.3   Indemnification Procedure                              13

ARTICLE     4.    EMPLOYEES                                              15
            4.1   Employment and Benefits                                15
            4.2   Employees                                              15

ARTICLE     5.    CLOSING                                                16
            5.1   Closing                                                16
            5.2   Transferor's Obligations and Closing Deliveries        16
            5.3   Transferee's Obligations and Closing Deliveries        17


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

            5.4   Recording of Documents                                 18

ARTICLE     6.    MONETARY ADJUSTMENTS AND
                  POST CLOSING OBLIGATIONS                               18
            6.1   Taxes and Other Expenses                               18
            6.2   Further Assurances                                     20
            6.3   Records Retained by Transferor                         20
            6.4   Access to Records by Transferor                        21
            6.5   Preservation of Records                                21
            6.6   Use of Trademarks and Transferor's Name                22

ARTICLE     7.    BULK SALES LAW                                         22

ARTICLE     8.    PUBLICITY; CONFIDENTIALITY                             22
            8.1   Publicity                                              22
            8.2   Confidentiality                                        23

ARTICLE     9.    NOTICES                                                23

ARTICLE     10.   MISCELLANEOUS                                          24
            10.1  Binding Effect; Assignment                             24
            10.2  Schedules                                              24
            10.3  Counterparts                                           25
            10.4  Article Headings                                       25
            10.5  Waiver                                                 25
            10.6  Severability                                           26
            10.7  Governing Law and Forum                                26
            10.8  Entire Agreement                                       26


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SCHEDULES


                                                                            Page

                                                                        ----
            A     MACHINERY AND EQUIPMENT                                28
            B     PATENTS                                                43
            C     TECHNOLOGY CONTRACTS                                   84
            D     TRADEMARKS                                             96
            E     CONTRACTS                                             131
            F     PERMITS                                               134
            G     CLAIMS, SUITS, AND PROCEEDINGS                        136
            H     LIABILITIES AND EXCLUDED LIABILITIES                  137
            I     EMPLOYEES AND EMPLOYEE BENEFIT PLANS                  138


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                               TRANSFER AGREEMENT

      AGREEMENT, made as of the 1st day of January, 2000, by and between UCAR Carbon Company Inc., its subsidiaries and affiliates, a Delaware corporation with offices at 3102 West End Avenue, Nashville, Tennessee, 37203
("Transferor"), and UCAR Graph-Tech Inc., Delaware corporation with offices at 11709 Madison Avenue, Lakewood, OH 44107 (Transferee),

                              W I T N E S S E T H :

      WHEREAS, Transferor has and is engaged in the worldwide natural, acid-treated and flexible graphite businesses, including, but not limited to the development, production, manufacture, marketing use, sale, distribution and servicing, throughout the world, of natural, acid-treated and flexible graphite products and related products made with natural graphite; as well as equipment used for the above-mentioned functions (the "Business") and

      WHEREAS, Transferee wishes to acquire, and Transferor is willing to transfer, assign and convey, or cause to be transferred, assigned and conveyed, all of its right, title, and interest in the Business including the assets held directly by Transferor ;and

      WHEREAS, Transferor intends to implement this transfer in order to give the Business greater flexibility and authority to respond to changing markets and to give the Transferee full accountability for financial and day-to-day operating performance; and

      WHEREAS, Transferor intends to transfer the Business to Transferee as a contribution to capital and Transferee intends to assume the liabilities of the Business in accord with Sections 351(a) and 357(b) of the Internal Revenue Code of 1986; and


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      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

ARTICLE 1 - TRANSFER OF ASSETS AND SHARES

1.1 Transfer of Assets. Subject to the terms and conditions of this Agreement, and except as otherwise provided in the Schedules and in Articles 1.2 and 1.5 hereof, at the Closing (as defined in Article 5 hereof), Transferor shall assign, transfer, convey and deliver to Transferee, and Transferee shall acquire and accept, or cause to be acquired and accepted, from Transferor all of Transferor's right, title and interest in and to all of the following assets (the "Assets"):

      (i) all fixtures, furnishings, furniture, office equipment and supplies, vehicles, tools, machinery and equipment, and other tangible personal property, including construction in progress (the "Machinery and Equipment") associated with the Business and more fully described in Schedule A;

      (ii) all quantities of inventory, including raw materials, work-in-progress, finished goods, consigned inventories, stores and supplies (the "Inventory") as set forth on the balance sheet of the Business as of January 1, 2000.;

      (iii) all patents, patent applications listed in Schedule B attached hereto (the "Patents"); all technical information, know-how and trade secrets in any physical form, including, but not limited to all notebooks, records,


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      reports, data, documents, drawings, specifications, manuals, memoranda and computer programs developed, licensed or otherwise acquired by Transferor and used exclusively in the Business (the "Technology"); and all technology contracts including patent licenses associated with the Business and including, without limitation, those listed in Schedule C attached hereto (the "Technology Contracts");

      (iv) all trademarks, trade names and service marks, registrations and applications therefor, and trademark license agreements associated with the Business including, without limitation, those listed in Schedule D attached hereto (the "Trademarks"); all copyrights, and registrations and applications associated with the Business (the "Copyrights");

      (v) all contracts (other than Technology Contracts), agreements, arrangements and/or commitments of any kind, to which Transferor is a party and which relate exclusively to the Business or Assets, including, without limitation, those contracts listed in Schedule E attached hereto (the "Contracts");

      (vi) all regulatory licenses, permits, exemptions and approvals to which Transferor is a party and which relate exclusively to the Business or Assets, including, without limitation, those permits listed in Schedule F attached hereto (the "Permits")'


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      (vii) all accounts receivable of Transferor of any nature whatsoever, whether recorded or unrecorded, and including without limitation accounts receivable from third parties, including employees and affiliates, and inter-division receivables, which relate exclusively to the Business or Assets as shown on the balance sheet of the Business as of January 1, 2000, (the "Accounts Receivable");

      (viii) all customer and vendor lists relating to the Business, all files and documents (including credit information) relating exclusively to customers and vendors of the Business; and other business and financial records, files, books and documents relating exclusively to the Assets or the Business; and

      (ix) all claims, suits and proceedings by the Business, if any, including those claims listed on Schedule G attached hereto (the "Claims").

1.2 Excluded Assets. The parties to this Agreement expressly understand and agree that Transferor is not assigning, transferring or conveying to Transferee any assets, rights or properties of Transferor not specifically referred to in Articles 1.1 and 1.3. Without limiting the foregoing, the following assets, rights and properties of Transferor (the "Excluded Assets") shall be specifically excluded from the transactions contemplated in this Agreement:


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            (i) cash, certificate of deposit, and other cash equivalents;

            (ii) pension or other funded employee benefit plan assets;

            (iii) except as otherwise expressly provided herein, assets and properties reflected in the books and records of Transferor as the property of any division or department other than its Natural and Flexible Graphite Division;

            (iv) the capital stock owned or held by Transferor in any subsidiary or affiliate of Transferor.

1.3 Other Transactions. In addition to the transactions contemplated above, the following acts or transactions shall also occur on or before the Closing;

      (a) Transferee and Transferor shall execute and deliver license or non-assertion agreements, in a form reasonably acceptable to Transferee and Transferor, permitting Transferee to continue to use in the Business certain patents, technology, trademarks and tradenames of Transferor not exclusive to the business of the other "the "Non-Assertion of Proprietary Rights Agreement");

      (b) Transferee and Transferor shall execute and deliver all service agreements necessary for the continued operation of the Business, in a form reasonably acceptable to Transferee and Transferor (the "Service Agreements");

      (c) Transferee and Transferor shall execute and deliver a Tax Allocation Agreement, in a form reasonably acceptable to Transferee and


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      Transferor, to provide for Transferee's payment of its appropriate share of federal and state income taxes, including the funding of estimated tax payments as required (the "Tax Allocation Agreement");

1.4   Assignment of Assets.

      (a) Non-assignability. To the extent that any lease, contract, license, agreement, sales or purchase order, commitment, property interest, qualification or other asset described in Article 1.1 to be assigned, transferred or conveyed to Transferee, or any claim, right or benefit arising thereunder or resulting therefrom (collectively the "Interests"), is not capable of being assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit) or if such assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, or is not practicable because it relates to matters involving the Business or Assets together with other enterprises or assets of Transferor not being transferred to Transferee, or with respect to Assets outside the United States because Transferee does not have a subsidiary of affiliate in the country in which such Assets are located, this Agreement shall not constitute an assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof, until such obstacles have been removed.

      (b) Transferor to Use Reasonable Efforts. Anything in this Agreement to the


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      contrary notwithstanding, Transferor is not obligated to, assign, transfer or convey to Transferee any of its rights and obligations in and to any of the Interests without first obtaining all necessary approvals, consents or waivers. Transferor shall use all reasonable efforts, and Transferee shall cooperate with Transferor, to obtain all necessary approvals, consents or waivers, or to resolve any impracticabilities of transfer referred to in
      Article 1.5(a), necessary to convey to Transferee each such Interest as soon as practicable; provided, however, that neither the Transferor, nor Transferee, shall be obligated to pay any consideration therefor (except for filing fees and other ordinary administrative charges which shall be paid by Transferee) to the third party from whom such approval, consent or waiver is requested.

      (c) If Waivers of Consents Cannot be Obtained. To the extent any of the approvals, consents or waivers referred to in Article 1.5(b) have not been obtained as of the Closing, or until the impracticabilities of transfer referred to in Article 1.5(a) are resolved, Transferor shall, during the remaining term of such Interest, use all reasonable efforts, with reasonable costs of Transferor related thereto to be promptly reimbursed by Transferee, to (i) obtain the consent of any such third party; (ii) cooperate with Transferee in any reasonable and lawful arrangements designed to provide the benefits of such Interest to Transferee so long as Transferee fully cooperates with Transferor in such arrangements; and
      (iii) enforce, at the request of Transferee and at the expense and for the account of Transferee, any rights of Transferor arising from such Interest against such issuer


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      thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the advice of Transferee).

1.5 Obtaining Permits and Licenses. Transferee shall obtain, as of the Closing or as soon thereafter as practicable, all Permits required by any governmental agency with respect to the Assets or the Business (including without limitation environmental and other operating permits), without any guaranty or liability of Transferor with respect thereto; provided, however, that Transferor will assign, transfer and convey to Transferee at the Closing those permits, licenses, exemptions and approvals described in Schedule F which are held or used by Transferor exclusively in connection with the Business and can be assigned without having to obtain the consent of any third party with respect thereto, and provided, further, that Transferor will cooperate with Transferee in obtaining any third party consents necessary to the assignment or transfer of any other permits or licenses used or held by Transferor exclusively in connection with the Business which are so assignable or transferable. Subsequent to Closing, to the extent permitted by law, Transferor shall have the right to cancel any permits, licenses, exemptions, approvals, bonds, guarantees or undertakings by Transferor now applicable to the Assets or the Business to the extent such is not so assigned or transferred to Transferee pursuant to this
Article 1.6; provided, however, that Transferor agrees to maintain at Transferee's expense any such permits, licenses, exemptions, approvals, bonds, guarantees undertakings for up to six (6) months after Closing or until expired, which occurs first, so long as Transferee diligently exerts all reasonable efforts to obtain the necessary consents


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of third parties for such assignment or transfer to Transferee or new permits, bonds, guarantees or undertakings prior to that time, whichever is applicable. The failure of Transferor to cancel any permits, licenses, bonds, guarantees or undertakings shall not affect the respective rights, obligations, liabilities and indemnifications of Transferor by Transferee under this Agreement. Transferee shall assume, or reimburse Transferor for, all costs associated with assignments or transfer of permits and licenses and the cost of any bonds which cannot be cancelled for as long as they remain outstanding.

ARTICLE 2 - CAPITALIZATION AND VALUATION

2.1 Capitalization. Transferor's subsidiary, UCAR Carbon Technology Corporation, is the sole stockholder of Transferee, holds one hundred (100) shares of Transferee's voting common stock, $1.00 par value, which shares are fully paid and non-assessable and which constitute all the issued and outstanding shares of Transferee capital stock. All of the issued and outstanding shares of Transferee's capital stock shall be transferred to Transferor on December 31, 1999. The transfer of the Assets shall be an additional contribution to capital.

2.2 Valuation. The parties agree that, for book and financial reporting purposes, the value of the Assets transferred to Transferee hereinunder shall be deemed to be the sum, as of the date of the Closing, of the aggregate net book value of all Assets.

ARTICLE 3 - LIABILITIES, OBLIGATION AND INDEMNITIES

3.1 Liabilities of Transferor and Indemnification. Transferor shall indemnify and hold harmless Transferee, its successors and assigns from and against any and all


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damages, claims, losses, liabilities and expenses (excluding legal, accounting and similar expenses), which may arise out of (i) any violation of this Agreement by Transferor, (ii) any past or present business or activity of Transferor not part of or related to the Business and (iii) any Excluded Liability. In case any event shall occur which would otherwise entitle Transferee to assert a claim for indemnification hereunder, no loss, damage or expense shall be deemed to have been sustained by Transferee to the extent of any proceeds received by Transferee or any of its affiliates from any third party insurance policy (which are non-reimbursable by Transferee or any of its affiliates pursuant to any self-insurance program of Transferee) with respect thereto, to which policies the parties agree to resort prior to making a claim hereunder.

3.2   Liabilities of Transferee and Indemnification.

      (a) Upon, from and after the Closing, Transferee shall, without any further responsibility or liability of, or recourse to, the Transferor, or any direct or indirect subsidiary of the Transferor (other than the Transferee or any of their directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assignees, absolutely and irrevocably assume and be solely liable and responsible for any and all claims, liabilities, obligations, losses, costs, expenses, litigation, proceedings, fines, taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, allegations, demands, damages (including but not limited to actual, punitive or consequential, foreseen or unforeseen, known or unknown), settlements or judgements of any kind or nature


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      whatsoever, excluding only the Excluded Liabilities (as hereinafter defined), that are asserted against, or that are or are alleged to be related to, arising from, or associated with the ownership, use, possession, operation or conduct of the Business before or after the Closing (all or which are hereinafter collectively called the "Liabilities"), regardless of when such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Closing, and regardless of where or against whom asserted or determined or whether asserted or determined prior or subsequent to the Closing, and regardless of whether referred to or provided for in the balance sheet of the Business as of January 1, 2000 and regardless of whether or not known or unknown, fixed of contingent, asserted or unasserted, or whether arising from or alleged to arise from negligence, recklessness, violation of law, representation or misrepresentation by Transferor, or their directors, officers, employees, agents, subsidiaries or affiliates, including without limitation any and all Liabilities with respect to environment, health, safety, personal injury, property damage, employment, claims arising out of contracts, product liability, warranty, merchantability or fitness for any particular purpose of goods, conformity of goods to contractual requirements, or any other alleged or actual breach or violation of any obligation of our requirement binding on the Transferor, the Business or the Assets. Transferee shall irrevocably indemnify and hold harmless Transferor, the direct or indirect subsidiaries of Transferor (other than the Transferee and its respective directors, shareholders, officers, employees, agents, consultants, representatives, successors,


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      transferees and assigns from and against any and all Liabilities
      (including without limitation reasonable fees and expenses of counsel) of whatever kind and nature. "Excluded Liabilities" shall mean: (i) liabilities with respect to which, but only to the extent that, Transferor has an obligation of indemnification pursuant to Article 3.1; (ii) liabilities with respect to which, but only to the extent that, any proceeds are received by Transferor, or by any of its subsidiaries, from any third party insurance policy (and are non-reimbursable by Transferor or any of its subsidiaries pursuant to Transferor's self-insurance program), to which policies the parties agree to resort prior to making a claim hereunder; (iii) those tax liabilities for which Transferor is responsible under Article 6.1 and (iv) those other liabilities listed in Schedule H attached hereto.

      (b) Transferee shall assume all debt, obligations and liabilities of Transferor listed on the balance sheet of the Business as of January 1, 2000.

      (c) Transferee shall indemnify and hold harmless Transferor and its successors and assigns from and against any and all damages, claims, losses, liabilities and expenses (excluding legal, accounting and similar expenses), which may arise out of any violation of this Agreement by Transferee.

3.3 Indemnification Procedure. (a) The party entitled to indemnification (the "Indemnitee") shall promptly notify the party liable for such indemnification (the "Indemnitor") in writing upon obtaining knowledge of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim


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under Articles 3.1 or 3.2 hereof (such written notice being hereinafter referred to as a "Notice of Claim"). A Notice of Claim shall specify in reasonable detail the nature and any particulars or any such claim giving rise to a right of indemnification. The Indemnitor shall satisfy its obligations under Articles 3.1 or 3.2, as the case may be, within thirty (30) days of its receipt of a Notice of Claim; provided, however, that so long as the Indemnitor is in good faith defending a claim pursuant to paragraph (b) below, its obligation to indemnify the Indemnitee with respect thereto shall be suspended.

(b) With respect to any third party claim, demand, suit or action which is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest, or otherwise protect against any such claim, demand, suit or action with legal counsel of its own selection. The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all crossclaims or counterclaims it may have. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit or action, the Indemnitee shall at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit or action, the Indemnitee shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and recover and be indemnified for the entire cost


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thereof from the Indemnitor, including, without limitation, legal expenses, disbursements, and all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof.

(c) Transferor has the right, at its own expense, to participate in the defense of all actions, claims, suits or cases assumed by Transferee pursuant to this Agreement or which arise subsequent to the Closing involving pre-Closing activities of the Business. Without the written consent of Transferor, Transferee may not settle any such action, claim, suit or case. In the event Transferor does not consent to a settlement, Transferor will assume the defense of such action, claim, suit or case for its own account whereupon Transferee shall be released from any further liability with respect to such action, claim, suit or case. Transferor may, at anytime and at its sole discretion, decide to assume the defense of such action, claim, suit or case for its own account whereupon Transferee shall be released from any further liability with respect to such action, claim, suit or case.

ARTICLE 4 EMPLOYEES

4.1 Employment and Benefits. Transferee will accept the transfer of employment of all the employees of Transferor associated with the Business and located at Transferor's Lakewood, Ohio facility and those identified in the Parma, Ohio facility as set forth on Schedule I attached hereto with such changes, deletions or additions thereto as may occur from the date thereof to the Closing in the ordinary course of business and consistent with the terms and conditions of this Agreement (the "Employees"). Any Employees subject to a legal impediment to transfer will be seconded by the Transferor to Transferee at cost, and will be transferred at the expiration or removal of such legal


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impediment. Effective as of the Closing and until such time as the Board of
Directors of the Transferee may determine otherwise, all Employees and other employees of Transferee shall participate in the Retirement Program Plan for Employees of UCAR Carbon Company and its Participating Subsidiary Companies, the Savings Plan for Employees of UCAR Carbon Company and Participating Subsidiary Companies, as well as those other benefit plans identified in Schedule I hereto for so long as Transferee is a subsidiary of Transferor or its assigns and provided Transferor or its assigns continue to maintain such plan or plans.

4.2 Employment Contracts. Transferor represents that there are no agreements with labor unions or associations representing employees or labor agreements connected with the Business. Effective as of Closing, Transferee will assume all employment and consulting agreements and contracts in lieu of Transferor. Neither Transferor nor any of the Subsidiaries has made any commitment or agreement to increase the wages, or to modify the conditions or terms of employment, of the Employees (as defined in Article 4.1).

ARTICLE 5 - CLOSING

5.1 Closing. The closing of the transactions contemplated under this Agreement shall take place at the offices of Transferor located at 3102 West End Avenue, Nashville, Tennessee 37203, on December 31, 1999, or at such time and place as Transferee and Transferor may mutually agree in writing and shall be deemed effective as of 12:01 A.M. on January 1, 2000 (such time being referred to herein as the "Closing"); provided,


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however, that the time of the Closing shall be extended at the request of either
Transferee or Transferor. The parties agree that, if the Closing does not take place on January 1, 2000, Transferor will operate the Business for the benefit and at the risk of the Transferee and that the Transferee shall have assumed all of the benefits and burdens of ownership during the period from and including January 1, 2000 through and including the actual day of Closing. In all events January 1, 2000 will be the effective and deemed Closing, and for all purposes of this Agreement all references to the Closing shall mean January 1, 2000.

5.2 Transferor's Obligations and Closing Deliveries. At the Closing, Transferor shall deliver or cause to be delivered, to Transferee:

      (a) One executed and acknowledged Lease Agreement for the real property and building located in Lakewood, Ohio, also and more commonly known as Factory "A".

      (b)   All necessary Patent and Patent Application Assignments

      (c) One executed and acknowledged Assignment with respect to the Technology (as defined in Article 1.1) owned by Transferor.

      (d) One executed Assignment and Assumption with respect to the Technology Contracts between Transferor and third parties, identified in Schedule C.

      (e)   All necessary Trademark and Trademark License Assignments.

      (f) One executed and acknowledged Assignment with respect to the copyrights.


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      (g)   All necessary Assignment and Assumption Agreements or novation agreements with respect to each of the Contracts requiring same in Schedule E;

      (h) Any necessary consents, assignments or transfers required to transfer the Permits and any other interests of Transferor as identified in Schedule F;

      (i) One certified copy of the resolutions of Transferor's Board of Directors evidencing the authorizations for this transaction;

      (j)   Executed copies of the Service Agreements;

      (k)   One executed Tax Allocation Agreement;

      (l)   One Employee Benefits, Service and Liabilities Agreement; and

      (m)   One Non-Assertion Agreement.

5.3 Transferee's Obligations and Closing Deliveries. At the Closing, Transferee shall deliver, or cause to be delivered, to Transferor:

      (a) One fully executed copy of each Assignment, Assignment and Assumption and Non-Assertion Agreements with respect to the Assets previously delivered by Transferor;

      (b) One executed copy of each document of assignment or transfer required of Transferee with respect to the permits and licenses;

      (c) One certified copy of the resolutions of Transferee's Board of Directors evidencing the authorizations for this transaction;

      (d)   Executed copies of the Service Agreements;


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      (e)   One executed Tax Allocation Agreement; and

      (f)   One Employee Benefits, Service and Liabilities Agreement.

5.4 Recording of Documents. Transferee shall be responsible, at Transferee's expense, for the filing or recording of such deeds, assignments, instruments or documents delivered by Transferor hereunder, and for the preparation and recording of such additional assignments, instruments or documents as may be necessary or appropriate to perfect Transferee's title to or interest in the Assets.

ARTICLE 6 - MONETARY ADJUSTMENTS AND POST CLOSING OBLIGATIONS

6.1 Taxes and Other Expenses.

      (a) Transferee is responsible for any taxes (including, without limitation, income, payroll, real and personal property, gross receipts, sales, use, franchise, and stamp taxes) imposed by any Federal, state or local government or other tax authority in the U.S., or by any foreign government or any subdivision or taxing authority thereof, and other fees or charges (including, without limitation, rents, general and special assessments, street surfacing and other municipal charges, and fuel, water, sewer, electrical and other utility charges, and documentation, licenses and registration fees), together with any interest or penalties thereon ("Taxes and Other Charges"), which are attributable to operation of the Business or to operation and ownership of the Assets for periods following the Closing. If Transferor shall have paid any Taxes or Other Charges for which Transferee is responsible as aforesaid, appropriate adjustment will be made at the Closing if possible or as promptly as practicable thereafter.

      (b) Transferee shall be liable for all sales, use, transfer, conveyance, bulk transfer, business and occupation, value added or gross income taxes, or other taxes, duties, excises or governmental charges (except those on or measured by Transferor's net income) (the foregoing are hereinafter referred to as "Transactional Taxes") imposed by any taxing jurisdiction with respect to the transfer, or assignment of the Assets or otherwise on account of this Agreement or the transactions contemplated herein. Transferee shall provide Transferor with appropriate exemption certificates or direct pay certificates where possible, or shall promptly pay and discharge any such Transactional Taxes. The foregoing notwithstanding, in the event Transferor shall be required to pay any Transactional Taxes, Transferee shall promptly reimburse Transferor for any Transactional Taxes paid by Transferor on behalf of Transferee. In the event any taxing jurisdiction subsequently determines that any additional Transactional Taxes (including interest or penalties thereon) shall be due, Transferee shall indemnify and hold Transferor harmless therefrom pursuant to Article 3.2.

      (c) Transferor and Transferee shall cooperate regarding the filing or any tax returns (including Federal, state, local and foreign income and other tax returns) that cover a period which includes the date of Closing. Property tax returns will be filed by the party which owns the property subject to the return on the assessments date, but responsibility for the tax amount will be determined pursuant to Article 6.1 (a).

      (d) Transferee shall be liable for all title opinions, title insurance, recording fees, surveys, notarial fees, and other fees and costs arising out of the transfer, or assignment of the Assets, or otherwise on account of this Agreement or the transactions contemplated herein. Transferee shall promptly pay and discharge the costs of such items and shall promptly reimburse Transferor for any amounts Transferor may have expended on such items.

6.2 Further Assurances. At any time and from time to time after the Closing, the parties agree to cooperate with each other, but in all cases at Transferee's sole cost and expense, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereunder.

6.3 Records Retained by Transferor. The parties agree that, except as may otherwise be provided in this Agreement, Transferor shall transfer and deliver to Transferee after the Closing all data, records and other information which pertain exclusively to the Business with the exception of documents created for this transaction, including, without limitation tax records and personnel records (all of the foregoing being hereinafter called "Business Records"). To the extent that the original copies of any such Business Records also contain information relating to Transferor or any of its affiliates, Transferor and the affiliates may deliver to Transferee copies deleting such non-Business information but shall not destroy the original Business Records except in accordance with normal records retention policies, or otherwise take action to make such original Business Records unavailable to Transferee. Any Business Records which Transferor required in connection with pending or threatened litigation, or which are otherwise subject to Hold Orders as provided in Transferor's records retention policy manual, may be retained by Transferor and copies thereof delivered to Transferee.

6.4 Access to Records by Transferor. Following the Closing, Transferee shall give to Transferor and its authorized representatives full access, during regular business hours, to any and all of its premises, properties, contracts, books, records and date related to the Business, and will cause its officers, directors and employees to furnish to Transferor, without compensation therefor, any and all data and information pertaining to the Assets or the operation thereof that Transferor shall from time to time request, including requests for information reasonable required (as determined in good faith by Transferor's Tax Department) to enable Transferor to file Federal, state, local or foreign income or other tax returns.

6.5 Preservation of Records. Transferee agrees that it shall preserve and keep the records of Transferor delivered to it hereunder for the period from and after the Closing prescribed by any government agency or ongoing litigation, and shall make such records available to Transferor as may be reasonably required in connection with any legal proceedings against or governmental investigations of Transferor or in connection with any tax examination of Transferor. In the event Transferee wishes to destroy such records after that time, Transferee shall first give ninety (90) days prior written notice to Transferor and Transferor shall have the right at its option and expense, upon prior written notice given to Transferee within said ninety (90) day period, to take possession of said records within one hundred and eight (180) days after the date of Transferor's notice to Transferee hereunder.

6.6 Use of Trademarks and Transferor's Name. Transferor recognizes that certain Inventory and labels and containers therefor, as well as promotional material relating to such Inventory ("existing supplies"), being conveyed to Transferee under this Agreement will bear the trademarks UCAR or UCAR Carbon Company which by themselves, are not being assigned to Transferee. Transferor agrees that Transferee will be permitted to sell such existing supplies. Upon depletion of such existing supplies, Transferee will identify itself as the source of products made by or for Transferee. Future use of these Trademarks after depletion of existing supplies will be pursuant to a license agreement to be agreed between the parties.

ARTICLE 7- BULK SALES LAW

7.1 Transferee hereby waives compliance by Transferor with any bulk sales law which may be applicable.

ARTICLE 8 - PUBLICITY; CONFIDENTIALITY

8.1 Publicity. Transferee agrees that no publicity, release or announcement concerning the execution of this Agreement, any of the provisions of this Agreement, or the transactions contemplated hereby, shall be issued without the advance written approval of Transferor.

8.2 Confidentiality. Each party hereto agrees to refrain from using in any manner, and to use its best efforts to keep confidential, any and all information and data concerning the business of the other party or its affiliates which I has received, except to the extent that such party can demonstrate that the information (a) is generally available to the public as evidenced by prior written publication through no act or failure to act by it,
(b) was already known to it on a non-confidential basis on the date of receipt as evidenced by written and dated records made by it prior to this date, (c) is developed independently of such information by the party as evidenced by written documentation, or (d) is subsequently disclosed to it on a non-confidential basis by a third party not having a confidential relationship with said other party with respect to such information. Notwithstanding the foregoing, each of the parties hereto shall be free to disclose any such information or data to the extent and only to the extent (a) required by applicable law, and (b) during the course of or in connection with any litigation, governmental investigation, arbitration or other proceeding based upon or in connection with the subject matter of this Agreement. Prior to any disclosure pursuant to the preceding sentence, the disclosing party shall be required to give reasonable prior notice to the other party to this Agreement of such intended disclosure and, if requested by such party, to use its best efforts to obtain a protective order or similar protection for such other party.

ARTICLE 9- NOTICES


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
9.1 Any notices or communications permitted or required hereunder shall be deemed sufficiently given if hand-delivered, or sent (i) postage prepaid by registered or certified mail - return receipt requested, (ii) by telex, or (iii) by reputable overnight courier to the respective parties as set forth below, or to such other address as any party may notify the other of in writing:

if to Transferor, to:   UCAR Carbon Company
                        3102 West End Avenue, Suite 1100
                        Nashville, Tennessee  37203
                        Attention:  President
                        with a copy to General Counsel

if to Transferee, to:   UCAR Graph-Tech Inc.
                        11709 Madison Avenue
                        Lakewood, Ohio  44107
                        Attention:  President

ARTICLE 10 - MISCELLANEOUS

10.1 Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, all the parties hereto and their respective successors, legal representatives, and assigns permitted in accordance with this Article. Nothing herein shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Transfer Agreement, or of any rights or obligations hereunder, may be made by either party hereto (by operation of law or otherwise) without the prior written consent of the other parties hereto. Any attempted assignment without the required consent shall be void.

10.2 Schedules. All Schedules attached hereto, and the documents and agreements


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
referred to herein to be delivered, and the acts to be performed at or subsequent to the Closing ("Items") are incorporated herein and expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Items shall be deemed to refer to and include all of said items.

10.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart.

10.4 Headings. The headings contained in this Agreement are inserted for convenience of reference only and shall not otherwise affect the meaning or interpretation or be deemed a substantive part of this Agreement.

10.5 Waiver. The failure of any party at any time or times to enforce or require performance of any provision hereof shall in no way operate as a waiver or affect the right of such party at a later time to enforce the same. No waiver by any party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed to be or construed as a further or continuing waiver of any such condition or


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
breach, or a waiver of any other condition, or of any breach of any other term, covenant, representation or warranty contained in this Agreement.

10.6 Severability. If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the parties' original intent, failing which, it shall be severed from this Agreement with the balance of the Agreement continuing in full force and effect; provided, however, that Transferor shall have no obligation to consummate the transactions contemplated hereby if the provision being reformed or severed affects the consideration for the Assets as provided in Article 2 hereof. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

10.7 Governing Law and Forum. This Agreement shall be governed by and construed in all respects under the laws of the State of Delaware, without reference to its conflicts of laws rules or principles. Any action to enforce, or which arises out of or in any way relates to, any of the provisions of this Agreement shall be brought and prosecuted in such court or courts located within the State of Delaware as provided by law; and the parties consent to the jurisdiction of said court or courts located within the State of Delaware, and to service of process by registered mail, return receipt requested, or by any


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
other manner provided by Delaware law.

10.8 Entire Agreement. This Agreement and all the Schedules attached hereto, and all other documents and certificates referred to herein, constitutes the entire understanding of the parties hereto concerning the sale, purchase and use of the Assets and operation thereof, and cancels and supersedes all previous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof. Transferee disclaims reliance upon any representations, warranties or guarantees, either express or implied, by Transferor, its employees or agents. No modification of this Agreement or waiver of the terms, conditions, warranties, representations and rights hereunder will be binding upon either party unless signed in writing by an authorized representative of such party.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                    UCAR CARBON COMPANY INC.
                                    By:   /s/ Karen G. Narwold
                                          --------------------
                                    Title:  Vice President
                                            --------------



                                    UCAR GRAPH-TECH INC.
                                    By:   /s/ John Wetula
                                          ---------------
                                    Title:  President
                                            ---------


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                                  SCHEDULE A
                                  [Omitted]

                                  SCHEDULE B
                                  [Omitted]

                                  SCHEDULE C
                                  [Omitted]

                                  SCHEDULE D
                                  [Omitted]

                                  SCHEDULE E
                                  [Omitted]

                                  SCHEDULE F
                                  [Omitted]

                                  SCHEDULE G
                                  [Omitted]

                                  SCHEDULE H
                                  [Omitted]

                                 SCHEDULE "I"
                                  [Omitted]
40